Exhibit 5

Fredrikson & Byron, P.A.
4000 Pillsbury Center
200 South 6th Street
Minneapolis, MN 55402-1425
Telephone: (612) 492-7000
Facsimile: (612) 492-7077

May 28, 2004

Dotronix, Inc.
160 First Street, SE
New Brighton, MN 55112

RE:   Registration Statement on Form SB-2 – Exhibit 5

Gentlemen/Ladies:

                We have acted as counsel for Dotronix, Inc. (the “Company”) in connection with the Company’s filing of Registration Statement on Form SB-2 (the “Registration Statement”), relating to the registration under the Securities Act of 1933 (the “Act”) of

(a)	Warrants to be issued as a warrant dividend to purchase 4,220,226 shares of the Company’s common stock and 4,220,226 shares of the Company’s common stock issuable upon exercise of these dividend warrants,

(b)	785,000 shares of the Company’s common stock issuable upon exercise of outstanding purchase warrants, and

(c)	400,000 shares of the Company’s common stock.

                In connection with rendering this opinion, we have reviewed the following:

1.	The Company’s Restated Articles of Incorporation, as amended;

2.	The Company’s Restated Bylaws, as amended;

3.	Certain corporate resolutions, including resolutions of the Company’s Board of Directors pertaining to the issuance by the Company of the warrants;

4.	The warrants; and

5.	The Registration Statement.

                Based upon the foregoing and upon representations and information provided by the Company, we hereby advise you that in our opinion:

1.	The Company’s Restated Articles of Incorporation validly authorize the issuance of the warrants and shares registered pursuant to the Registration Statement.

2.	Up to 4,220,226 shares of the Company’s stock, issuable upon the exercise of warrants that will be issued upon effectiveness of the Registration Statement to the Company’s shareholders of record on a date yet-to-be determined as a warrant dividend, will be validly issued, fully paid and nonassessable when issued.

3.	The shares to be sold by the selling shareholders named in the Registration Statement consist of (i) 400,000 validly issued, fully paid and nonassessable shares of the Company’s common stock and (ii) 785,000 shares issuable upon the exercise of currently outstanding warrants, when received and to be sold by the selling shareholders named in the Registration Statement, will be validly issued, fully paid and nonassessable.

                We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” included in the Registration Statement and the related Prospectus.

Very truly yours, FREDRIKSON & BYRON, P.A.
By	/s/ Barbara Müller

Barbara Müller, Vice President